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                                  Exhibit 21


                 Subsidiaries of Casey's General Stores, Inc.



1.   Casey's Marketing Company, an Iowa corporation.

2.   Casey's Services Company, an Iowa corporation.

3.   Casey's East Central, Inc., an Iowa corporation.

4.   Casey's Enterprises, LLC, an Iowa limited liability company.


     All of such subsidiaries are wholly-owned by Casey's General Stores, Inc. or another subsidiary thereof and do business under the above names. Stores operated by Casey's Marketing Company and Casey's Enterprises, LLC do business under the name "Casey's General Store."